SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)


                                REDENVELOPE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75733R601
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/04
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]     Rule 13d-1(d)

                         (Continued on following pages)

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 2 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL IX, A DELAWARE LIMITED PARTNERSHIP ("SC IX")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3335835
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
            OWNED BY EACH            -------- ------------------------------------------------------------------------
              REPORTING
               PERSON                6        SHARED VOTING POWER
                WITH                                                     385,037
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                         385,037
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    385,037
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             4.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 3 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL ENTREPRENEURS FUND, A DELAWARE LIMITED PARTNERSHIP ("SCEF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3354706
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
            OWNED BY EACH            -------- ------------------------------------------------------------------------
              REPORTING
               PERSON                6        SHARED VOTING POWER
                WITH                                                      59,264
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                          59,264
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                             59,264
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 4 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL IX PRINCIPALS FUND, LLC ("SC IX PF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             77-0529626
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
            OWNED BY EACH            -------- ------------------------------------------------------------------------
              REPORTING
               PERSON                6        SHARED VOTING POWER
                WITH                                                      71,067
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                          71,067
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    71,067
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 5 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SC IX MANAGEMENT, LLC ("SC IX LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3335849
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------------------------------ -------- ------------------------------------------------------------------------
            NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              515,368 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF and 71,067 shares are directly held by SC IX PF. SC IX LLC is the General Partner of SC IX and SCEF,
                                              and the Managing Member SC IX PF.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              515,368 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF and 71,067 shares are directly held by SC IX PF. SC IX LLC is the General Partner of SC IX and SCEF,
                                              and the Managing Member SC IX PF.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    515,368
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 6 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324307
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
            OWNED BY EACH            -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                      452,825
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                         452,825
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    452,825
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 7 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3330616
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH              -------- ------------------------------------------------------------------------
            REPORTING
             PERSON                  6        SHARED VOTING POWER
              WITH                                                        53,543
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                          53,543
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    53,543
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 8 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SCFF MANAGEMENT, LLC ("SCFF LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324306
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
          OWNED BY EACH              -------- ------------------------------------------------------------------------
            REPORTING
             PERSON                  6        SHARED VOTING POWER
              WITH                            506,368 shares of which 452,825 shares are directly held by SCFF and
                                              53,543 shares are directly held by SCFP. SCFF LLC is the General
                                              Partner of SCFF and SCFP.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              506,368 shares of which 452,825 shares are directly held by SCFF and
                                              53,543 shares are directly held by SCFP. SCFF LLC is the General
                                              Partner of SCFF and SCFP.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    506,368
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 9 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION - USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       20,000 shares issuable upon the exercise of options exercisable within
          OWNED BY EACH                       60 days of December 31, 2004.
            REPORTING                -------- ------------------------------------------------------------------------
             PERSON
              WITH                   6        SHARED VOTING POWER
                                              1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Moritz is a Managing Member of
                                              SC IX LLC and SCFF LLC. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              20,000 shares issuable upon the exercise of options exercisable within
                                              60 days of December 31, 2004.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Moritz is a Managing Member of
                                              SC IX LLC and SCFF LLC. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   1,041,736
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             11.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 10 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             DOUGLAS LEONE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Leone is a Managing Member of SC
                                              IX LLC and SCFF LLC. Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Leone is a Managing Member of SC
                                              IX LLC and SCFF LLC. Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   1,021,736
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             11.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 11 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MARK STEVENS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Stevens is a Managing Member of
                                              SC IX LLC and SCFF LLC. Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Stevens is a Managing Member of
                                              SC IX LLC and SCFF LLC. Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   1,021,736
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             11.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 12 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MICHAEL GOGUEN
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Goguen is a Managing Member of
                                              SC IX LLC and SCFF LLC. Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,021,736 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Goguen is a Managing Member of
                                              SC IX LLC and SCFF LLC. Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   1,021,736
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             11.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 75733R601                                               13 G                  Page 13 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MARK KVAMME
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           515,368 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF and 71,067 shares are directly held by SC IX PF.  Mr. Kvamme is a Managing Member of SC IX LLC.  Mr.
                                              Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              515,368 shares of which 385,037 shares are directly held by SC IX,
                                              59,264 shares are directly held by SCEF and 71,067 shares are directly held by SC IX PF.  Mr. Kvamme is a Managing Member of SC IX LLC.  Mr.
                                              Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   515,368
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------                    ---------------------------
CUSIP NO. 75733R601                         13 G             Page 14 of 17 Pages
---------------------------------                    ---------------------------

ITEM 1.

             (a)  Name of Issuer:    RedEnvelope, Inc.

             (b)  Address of Issuer's
                                     Principal Executive
                                     Offices: 149 New Montgomery
                                     Street San Francisco, CA
                                     94105
ITEM 2.

             (a)  Name of Persons Filing:

                           Sequoia Capital IX, a Delaware Limited Partnership Sequoia Capital Entrepreneurs Fund,
                             a Delaware Limited Partnership
                           Sequoia Capital IX Principals Fund, LLC
                           SC IX Management, LLC
                           Sequoia Capital Franchise Fund, L.P.
                           Sequoia Capital Franchise Partners, L.P.
                           SCFF Management, LLC
                           Michael Moritz ("MM")
                           Douglas Leone  ("DL")
                           Mark Stevens  ("MS")
                           Michael Goguen  ("MG")
                           Mark Kvamme  ("MK")

                           SC IX LLC is the General Partner of SC IX and SCEF, and the Managing Member of SC IX PF. MM, DL, MS, MG and MK are Managing Members of SC IX LLC. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SCFF LLC.

             (b)  Address of Principal Business Office or, if none, Residence:
                                     3000 Sand Hill Road, 4-180
                                     Menlo Park, CA 94025

             (c)  Citizenship:       MM, DL, MS, MG, MK: USA
                                     SCFF LLC, SCFF, SCFP, SC IX LLC, SC IX,
                                     SCEF, SC IX PF: Delaware

(d) Title of Class of Securities: Common

(e) CUSIP Number: 75733R601

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:


                                 NOT APPLICABLE

---------------------------------                    ---------------------------
CUSIP NO. 75733R601                         13 G             Page 15 of 17 Pages
---------------------------------                    ---------------------------

ITEM 4.   Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                           If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF   ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10.   CERTIFICATION


                                 NOT APPLICABLE

---------------------------------                    ---------------------------
CUSIP NO. 75733R601                         13 G             Page 16 of 17 Pages
---------------------------------                    ---------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 10, 2005

Sequoia Capital IX, a Delaware Limited Partnership

Sequoia Capital Entrepreneurs Fund, a Delaware Limited       Sequoia Capital Franchise Fund, L.P.
     Partnership
                                                             Sequoia Capital Franchise Partners, L.P.

By:  SC IX Management, LLC,                                  By:  SCFF Management, LLC,
       their General Partner                                        their General Partner

By:  /s/ Michael Moritz                                      By:  /s/ Michael Moritz
     ---------------------------------------                      ----------------------------------
       Michael Moritz, Managing Member                              Michael Moritz, Managing Member


Sequoia Capital IX Principals Fund, LLC

By:  SC IX Management, LLC,
       its Managing Member

By:  /s/ Michael Moritz
     ---------------------------------------
       Michael Moritz, Managing Member


/s/ Michael Moritz
--------------------------------------------
Michael Moritz

/s/ Douglas Leone
--------------------------------------------
Douglas Leone

/s/ Mark Stevens
--------------------------------------------
Mark Stevens

/s/ Michael Goguen
--------------------------------------------
Michael Goguen

/s/ Mark Kvamme
--------------------------------------------
Mark Kvamme

---------------------------------                    ---------------------------
CUSIP NO. 75733R601                         13 G             Page 17 of 17 Pages
---------------------------------                    ---------------------------

                                   EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of RedEnvelope, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 10, 2005

Sequoia Capital IX, a Delaware Limited Partnership

Sequoia Capital Entrepreneurs Fund, a Delaware Limited       Sequoia Capital Franchise Fund, L.P.
     Partnership
                                                             Sequoia Capital Franchise Partners, L.P.

By:  SC IX Management, LLC,                                  By:  SCFF Management, LLC,
       their General Partner                                        their General Partner

By:  /s/ Michael Moritz                                      By:  /s/ Michael Moritz
     ---------------------------------------                      ------------------------------------
       Michael Moritz, Managing Member                              Michael Moritz, Managing Member


Sequoia Capital IX Principals Fund, LLC

By:  SC IX Management, LLC,
       its Managing Member

By:  /s/ Michael Moritz
    ----------------------------------------
       Michael Moritz, Managing Member


/s/ Michael Moritz
--------------------------------------------
Michael Moritz

/s/ Douglas Leone
--------------------------------------------
Douglas Leone

/s/ Mark Stevens
--------------------------------------------
Mark Stevens

/s/ Michael Goguen
--------------------------------------------
Michael Goguen

/s/ Mark Kvamme
--------------------------------------------
Mark Kvamme

